Exhibit 99.1

Press Release Dated January 22, 2018

NEWS RELEASE

January 22, 2018

Farmers Capital Bank Corporation Announces Common Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors (“Board”) approved a quarterly cash dividend on the Company’s common stock of $0.125 per share. The quarterly $0.125 per share dividend represents an annualized yield of 1.23% based on the closing price of $40.55 on January 19, 2018. The dividend is payable on April 2, 2018 to shareholders of record at the close of business on March 1, 2018. The Company currently has 7,517,807 shares outstanding.

The Company and its Board recognize the importance of providing a stable and sustainable dividend consistent with its commitment to shareholders. The Company will monitor its dividend rate on an ongoing basis. Future dividends will be a function of earnings, and the Company’s goal is to pay a steady dividend while maintaining financial flexibility and a strong capital base. As a part of our continuing analysis, all options will be evaluated including debt retirement, share buybacks, acquisitions and special dividends. However, we intend to retain the majority of earnings for growth and other strategic investments that will enhance shareholder value.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.